Term Loan Agreement

among

Kukui‘ula Village LLC,
a Delaware limited liability company
and
Bank of America, N.A.,
as Administrative Agent
and
The Other Financial Institutions
Party Hereto

Dated as of November 5, 2013

i

TERM LOAN AGREEMENT
This Term Loan Agreement (“Agreement”) is made by and among each lender from time to time a party hereto (individually, a “Lender” and collectively, the “Lenders”), Bank of America, N.A., a national banking association, as Administrative Agent, and Kukui‘ula Village LLC, a Delaware limited liability company (“Borrower”), who agree as follows:
Article I.
THE LOAN
1.1    General Information and Exhibits. This Agreement includes the Exhibits listed below, all of which Exhibits are attached hereto and made a part hereof for all purposes. Borrower and Lenders agree that if any Exhibit to be attached to this Agreement contains blanks, the same shall be completed correctly and in accordance with this Agreement prior to or at the time of the execution and delivery thereof.

Exhibit A	Definitions
Exhibit B	Conditions Precedent to Closing
Exhibit C	Letters of Credit
Exhibit D	Assignment and Assumption
Exhibit E	Note
Exhibit F	Schedule of Lenders
Exhibit G	Post-Closing Obligations
Exhibit H	Compliance Certificate
Exhibit I	Swap Contracts

The Exhibits contain other terms, provisions and conditions applicable to the Loan. Capitalized terms used in this Agreement shall have the meanings assigned to them in the Definitions set forth in Exhibit A. This Agreement and the other Loan Documents, which must be in form, detail and substance satisfactory to Lenders, evidence the agreements of Borrower and Lenders with respect to the Loan. Borrower shall comply with all of the Loan Documents.
1.2    Purpose. The proceeds of the Loan shall be used by Borrower to advance funds to restructure certain existing loans, and to pay certain fees, costs and expenses relating to the Loan.
1.3    Commitment to Lend. Borrower agrees to borrow from each Lender, and each Lender severally agrees to make a single advance of its Pro Rata Share of the Loan. The Loan is not revolving. Any amount repaid may not be reborrowed.
1.4    Letter of Credit. As security for the Loan and all accrued interest thereon, and as a closing condition, Borrower shall be required to provide to Administrative Agent, for the benefit of the Lenders, the Letter of Credit, upon the terms and conditions set forth on Exhibit C attached hereto.
1.5    Evidence of Debt. The amount of the Loan funded by each Lender shall be evidenced by one or more accounts or records maintained by such Lender and by Administrative Agent in the ordinary course of business. The account or records maintained by Administrative Agent and each Lender shall be conclusive absent manifest error of the amounts of the Loan funded by Lenders to Borrower and the interest and payments thereon. Any failure to record such amounts, interest or payments or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder to pay any amount owing with respect to the Indebtedness. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of Administrative Agent in respect of such matters, the accounts and records of Administrative Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Administrative Agent, the Borrower shall execute and deliver to such Lender (through the Administrative Agent) a Note, which shall evidence such Lender’s Loans in addition to such accounts or records.
ARTICLE II.
INTEREST RATES, ADVANCES AND PAYMENTS
2.1    Interest Rates. The Principal Debt from day to day outstanding which is not past due shall bear interest at a rate per annum equal to the following: (a) from the Effective Date until the date on which Borrower elects to enter into a Swap Contract with a Swap Counterparty, the LIBOR Daily Floating Rate plus 2.00%; and (b) from the date on which Borrower elects to enter into a Swap Contract with a Swap Counterparty and all times thereafter, the 30-Day LIBOR Rate.
2.2    Computations and Determinations. All interest shall be computed on the basis of a year of 360 days and paid for the actual number of days elapsed (including the first day but excluding the last day). Administrative Agent shall determine each interest rate applicable to the Principal Debt in accordance with this Agreement and its determination thereof shall be conclusive in the absence of manifest error. The books and records of Administrative Agent shall be prima facie evidence of all sums owing to Lenders from time to time under the Loan, but the failure to record any such information shall not limit or affect the obligations of Borrower under the Loan Documents.
2.3    Unavailability of Rate. If Administrative Agent or the Required Lenders determine that no adequate basis exists for determining the LIBOR Daily Floating Rate or the 30-Day LIBOR Rate or that the LIBOR Daily Floating Rate or the 30-Day LIBOR Rate will not adequately and fairly reflect the cost to Lenders of funding or maintaining the Loan, and Administrative Agent so notifies Borrower and Lenders, then, until Administrative Agent notifies Borrower and Lenders that the circumstances giving rise to such determination no longer exist, the Principal Debt from day to day outstanding which is not past due shall bear interest from the date Administrative Agent so notifies Borrower until the Maturity Date of the Notes (whether by acceleration, declaration, extension or otherwise) at a fluctuating rate of interest equal to the Prime Rate plus one percent (1.00%) per annum. In addition, with respect to the LIBOR Daily Floating Rate or the 30-Day LIBOR Rate, if any Lender determines, and notifies Administrative Agent and Borrower, that any applicable Law or any request or directive (whether or not having the force of Law) of any Tribunal or compliance therewith by the Lender prohibits or restricts or makes impossible the making or maintaining the Loan at the LIBOR Daily Floating Rate or the 30-Day LIBOR Rate or the charging of interest at the LIBOR Daily Floating Rate or the 30-Day LIBOR Rate, then until the Lender notifies Administrative Agent and Borrower that the circumstances giving rise to such suspension no longer exist, (a) the obligation of the Lender to fund the Loan at the LIBOR Daily Floating Rate or the 30-Day LIBOR Rate shall be suspended, and (b) all existing principal of the Loan funded by such Lender shall automatically bear interest at the Prime Rate plus one percent (1.00%) per annum, immediately. Each Lender agrees to designate a different Lending Office if such designation will avoid the need for such notice and will not, in the good faith judgment of the Lender, otherwise be materially disadvantageous to the Lender.
2.4    Past Due Rate. If any amount payable by Borrower under any Loan Document is not paid when due (without regard to any applicable grace periods), such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Past Due Rate to the fullest extent permitted by applicable Law. Accrued and unpaid interest on past due amounts (including interest on past due interest)

shall be due and payable on demand, at a rate per annum (the “Past Due Rate”) equal to eight and one-half percent (8.50%) plus the higher of (a) the Prime Rate, or (b) the LIBOR Daily Floating Rate.
2.5    Prepayment. Borrower may prepay the principal balance of the Notes, in full at any time or in part from time to time, provided that: (i) Administrative Agent shall have actually received from Borrower prior written notice of Borrower’s intent to prepay, the amount of principal that will be prepaid (the “Prepaid Principal”), and the date on which the prepayment will be made; (ii) each prepayment shall be in the amount of $1,000 or larger integral multiple of $1,000 (unless the prepayment retires the outstanding balance of the Loan in full); and (iii) each prepayment shall be in the amount of 100% of the Prepaid Principal, plus accrued unpaid interest thereon to the date of prepayment, plus any other sums which have become due to Administrative Agent and Lenders under the Loan Documents on or before the date of prepayment but which have not been paid; subject, however, to any termination requirements that may be applicable should Borrower elect to enter into a Swap Contract with a Swap Counterparty as provided herein.
2.6    Late Charges. If Borrower fails to make any monthly payment under the terms of this Agreement within fifteen (15) days after the date such payment is due, Borrower shall pay to the applicable Lender or Lenders on demand a late charge equal to four percent (4%) of such payment. Such fifteen (15) day period shall not be construed as in any way extending the due date of any payment. The “late charge” is imposed for the purpose of defraying the expenses of a Lender incident to handling such delinquent payment. This charge shall be in addition to, and not in lieu of, any other remedy Lenders may have and is in addition to any fees and charges of any agents or attorneys which Administrative Agent or Lenders may employ upon the occurrence of a Default, whether authorized herein or by Law. Borrower will pay this late charge only once on any late payment.
2.7    Payment Schedule and Maturity Date. The entire principal balance of the Loan then unpaid and all accrued interest then unpaid shall be due and payable in full on the Maturity Date. Accrued unpaid interest shall be due and payable on the first day of the first calendar month after the date of this Agreement and on the first day of each calendar month thereafter until all principal and accrued interest owing on this Loan shall have been fully paid and satisfied.
2.8    Taxes.
(a)    Any and all payments by Borrower to or for the account of Administrative Agent or any Lender under any Loan Document shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto, excluding, in the case of Administrative Agent and any Lender, taxes imposed on or measured by its net income, and franchise taxes imposed on it (in lieu of net income taxes), by the jurisdiction (or any political subdivision thereof) under the Laws of which Administrative Agent or such Lender, as the case may be, is organized or maintains a lending office (all such non-excluded taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges and liabilities being included within the definition of “Taxes” herein). If Borrower shall be required by any Laws to deduct any Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section 2.8), Administrative Agent or such Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) Borrower shall make such deductions, (iii) Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable Laws, and (iv) within thirty (30) days after the date of such payment, Borrower shall furnish to Administrative Agent (who shall forward the same to such Lender) the original or a certified copy of a receipt evidencing payment thereof.

(b)    In addition, Borrower agrees to pay any and all present or future stamp, court or documentary taxes and any other excise or property taxes or charges or similar levies which arise from any payment made under any Loan Document or from the execution, delivery, performance, enforcement or registration of, or otherwise with respect to, any Loan Document (hereinafter referred to as “Other Taxes”).
(c)    If Borrower shall be required by the Laws of any jurisdiction outside the United States to deduct any Taxes or Other Taxes from or in respect of any sum payable under any Loan Document to Administrative Agent or any Lender, Borrower shall also pay to such Lender or Administrative Agent (for the account of such Lender), at the time interest is paid, such additional amount that such Lender specifies is necessary to preserve the after-tax yield (after factoring in United States (federal and state) taxes imposed on or measured by net income) the Lender would have received if such deductions (including deductions applicable to additional sums payable under this Section 2.8) had not been made.
(d)    Borrower agrees to indemnify Administrative Agent and each Lender for the full amount of Taxes and Other Taxes (including any Taxes or Other Taxes imposed or asserted by any jurisdiction on amounts payable under this Section 2.8) paid by Administrative Agent and such Lender relating to any Loan Document and any liability (including penalties, interest and expenses) arising therefrom or with respect thereto, in each case whether or not such Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Tribunal. Payment under this clause (d) shall be made within thirty (30) days after Administrative Agent or the Lender makes a demand therefor.
(e)    Without prejudice to the survival of any other agreement of Borrower hereunder, the agreements and obligations of Borrower contained in this Section 2.8 shall survive the termination of the Commitments and the payment in full of all the other Indebtedness.
2.9    Payments.
(a)    All payments by Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by Borrower hereunder shall be made to Administrative Agent not later than 12:00 p.m. (Administrative Agent’s Time) on the date specified herein. Administrative Agent shall distribute to each Lender, such funds as such Lender may be entitled to receive hereunder, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent receives such funds, if Administrative Agent has received such funds on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. (Administrative Agent’s Time) on the Business Day following the day Administrative Agent receives such funds, if Administrative Agent receives such funds after 12:00 p.m. (Administrative Agent’s Time). If Administrative Agent fails to timely pay any amount to any Lender in accordance with this clause (a), Administrative Agent shall pay to such Lender interest at the Federal Funds Rate on such amount, for each day from the day such amount was to be paid until it is paid to such Lender.
(b)    Except as otherwise expressly provided herein, all payments by Borrower or any Lender shall be made to Administrative Agent at Administrative Agent’s Office not later than the time for such type of payment specified in this Agreement. All payments received after such time shall be deemed received on the next succeeding Business Day. All payments shall be made in immediately available funds in lawful money of the United States of America. Whenever any payment falls due on a day which is not a Business Day, such payment may be made on the next succeeding Business Day.
(c)    Upon satisfaction of any applicable terms and conditions set forth herein, Administrative Agent shall promptly make any amounts received in accordance with clause (b) above available in like funds received, if payable to any Lender, by wire transfer to such Lender at the address specified in the Schedule of Lenders.
(d)    Unless Borrower has notified Administrative Agent, prior to the date any payment is required to be made by it to Administrative Agent, that Borrower will not make such payment, Administrative Agent may assume that Borrower has timely made such payment and may (but shall not be required to do so) in reliance thereon, make available a corresponding amount to the person or entity entitled thereto. If and to the extent that such payment was not in fact made to Administrative Agent in immediately available funds, then if Borrower failed to make such payment, each Lender shall forthwith on demand repay to Administrative Agent the portion of such assumed payment that was made available to such Lender in immediately available funds, together with interest thereon in respect of each day from and including the date such amount was made available by Administrative Agent to such Lender to the date such amount is repaid to Administrative Agent in immediately available funds at the Federal Funds Rate from time to time in effect. A notice of Administrative Agent to Borrower with respect to any amount owing under this clause (d) shall be conclusive, absent any manifest error.
2.10    Administrative Agent Advances.
(a)    Administrative Agent is authorized, from time to time, in Administrative Agent’s sole discretion to make, authorize or determine advances of the Loan, or otherwise expend funds, on behalf of Lenders (“Administrative Agent Advances”), (i) to pay any costs, fees and expenses as described in Section 8.11 herein, (ii) when the applicable conditions precedent set forth in Exhibit B have been satisfied to the extent required by Administrative Agent, and (iii) when Administrative Agent deems necessary or desirable to preserve or protect the Loan collateral subject to Section 6.5, after the occurrence of a Default.
(b)    Administrative Agent Advances shall constitute obligatory advances of Lenders under this Agreement, shall be repayable on demand and secured by the Loan collateral, and if unpaid by Lenders as set forth below, shall bear interest at the rate applicable to such amount under the Loan or if no longer applicable, at the Base Rate. Administrative Agent shall notify each Lender in writing of each Administrative Agent Advance. Upon receipt of notice from Administrative Agent of its making of an Administrative Agent Advance, each Lender shall make the amount of such Lender’s Pro Rata Share of the outstanding principal amount of the Administrative Agent Advance available to Administrative Agent, in same day funds, to such account of Administrative Agent as Administrative Agent may designate, (i) on or before 3:00 p.m. (Administrative Agent’s Time) on the day Administrative Agent provides Lenders with notice of the making of such Administrative Agent Advance if Administrative Agent provides such notice on or before 12:00 p.m. (Administrative Agent’s Time), or (ii) on or before 12:00 p.m. (Administrative Agent’s Time) on the Business Day immediately following the day Administrative Agent provides Lenders with notice of the making of such advance if Administrative Agent provides notice after 12:00 p.m. (Administrative Agent’s Time).

2.11    Defaulting Lender.
(a)    Notice and Cure of Lender Default; Election Period; Electing Lenders. Administrative Agent shall notify (such notice being referred to as the “Default Notice”) Borrower (for Loan advances) and each non-Defaulting Lender if any Lender is a Defaulting Lender. Each non-Defaulting Lender shall have the right, but in no event and under no circumstance the obligation, to fund such Defaulting Lender Amount, provided that within twenty (20) days after the date of the Default Notice (the “Election Period”), the non-Defaulting Lender or Lenders (each such Lender, an “Electing Lender”) irrevocably commit(s) by notice in writing (an “Election Notice”) to Administrative Agent, the other Lenders and Borrower to fund the Defaulting Lender Amount. If Administrative Agent receives more than one Election Notice within the Election Period, then the commitment to fund the Defaulting Lender Amount shall be apportioned pro rata among the Electing Lenders in the proportion that the amount of each such Electing Lender’s Commitment bears to the total Commitments of all Electing Lenders. If the Defaulting Lender fails to pay the Defaulting Lender Payment Amount within the Election Period, the Electing Lender or Electing Lenders, as applicable, shall be automatically obligated to fund the Defaulting Lender Amount (and the Defaulting Lender shall no longer be entitled to fund such Defaulting Lender Amount) within three (3) Business Days following the expiration of the Election Period to reimburse Administrative Agent or make payment to Borrower, as applicable. Notwithstanding anything to the contrary contained herein, if Administrative Agent has funded the Defaulting Lender Amount, Administrative Agent shall be entitled to reimbursement for its portion of the Defaulting Lender Payment Amount pursuant to Section 6.10.
(b)    Removal of Rights; Indemnity. Administrative Agent shall not be obligated to transfer to a Defaulting Lender any payments made by or on behalf of Borrower to Administrative Agent for the Defaulting Lender’s benefit; nor shall a Defaulting Lender be entitled to the sharing of any payments hereunder or under any Note until all Defaulting Lender Payment Amounts are paid in full. Amounts payable to a Defaulting Lender shall be paid by Administrative Agent to reimburse Administrative Agent and any Electing Lender pro rata for all Defaulting Lender Payment Amounts. Solely for the purposes of voting or consenting to matters with respect to the Loan Documents, a Defaulting Lender shall be deemed not to be a “Lender” and such Defaulting Lender’s Commitment shall be deemed to be zero. A Defaulting Lender shall have no right to participate in any discussions among and/or decisions by Lenders hereunder and/or under the other Loan Documents. Further, any Defaulting Lender shall be bound by any amendment to, or waiver of, any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under, any Loan Document which is made subsequent to the Defaulting Lender’s becoming a Defaulting Lender. This Section 2.11 shall remain effective with respect to a Defaulting Lender until such time as the Defaulting Lender shall no longer be in default of any of its obligations under this Agreement by curing such default by payment of all Defaulting Lender Payment Amounts (i) within the Election Period, or (ii) after the Election Period with the consent of the non-Defaulting Lenders. Such Defaulting Lender nonetheless shall be bound by any amendment to or waiver of any provision of, or any action taken or omitted to be taken by Administrative Agent and/or the non-Defaulting Lenders under any Loan Document which is made subsequent to that Lender’s becoming a Defaulting Lender and prior to such cure or waiver. The operation of this clause (b) or clause (a) above alone shall not be construed to increase or otherwise affect the Commitment of any non-Defaulting Lender, or relieve or excuse the performance by Borrower of its duties and obligations hereunder or under any of the other Loan Documents. Furthermore, nothing contained in this Section 2.11 shall release or in any way limit a Defaulting Lender’s obligations as a Lender hereunder and/or under any of the other Loan Documents. Further, a Defaulting Lender shall indemnify and hold harmless Administrative Agent and each of the non-Defaulting Lenders from any claim, loss, or costs incurred by Administrative Agent and/or the non-Defaulting Lenders as a result of a Defaulting Lender’s failure to comply with the requirements of this Agreement, including any and all additional losses, damages, costs and expenses (including attorneys’ fees) incurred by Administrative Agent and any non-

Defaulting Lender as a result of and/or in connection with (i) a non-Defaulting Lender’s acting as an Electing Lender, (ii) any enforcement action brought by Administrative Agent against a Defaulting Lender, and (iii) any action brought against Administrative Agent and/or Lenders. The indemnification provided above shall survive any termination of this Agreement.
(c)    Commitment Adjustments. In connection with the adjustment of the amounts of the Loan Commitments of the Defaulting Lender and Electing Lender(s) upon the expiration of the Election Period as aforesaid, Borrower, Administrative Agent and Lenders shall execute such modifications to the Loan Documents as shall, in the reasonable judgment of Administrative Agent, be necessary or desirable in connection with the adjustment of the amounts of Commitments in accordance with the foregoing provisions of this Section. For the purpose of voting or consenting to matters with respect to the Loan Documents, such modifications shall also reflect the removal of voting rights of the Defaulting Lender and increase in voting rights of Electing Lenders to the extent an Electing Lender has funded the Defaulting Lender Amount. In connection with such adjustments, the Defaulting Lender shall execute and deliver an Assignment and Assumption covering that Lender’s Commitment and otherwise comply with Section 8.6. If a Lender refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 8.6, such Lender hereby appoints Administrative Agent to do so on such Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect such adjustments. However, all such Defaulting Lender Amounts funded by Administrative Agent or Electing Lenders shall continue to be Defaulting Lender Amounts of the Defaulting Lender pursuant to its obligations under this Agreement.
(d)    No Election. In the event that no Lender elects to commit to fund the Defaulting Lender Amount within the Election Period, Administrative Agent shall, upon the expiration of the Election Period, so notify Borrower and each Lender.
2.12    Several Obligations; No Liability; No Release. Notwithstanding that certain of the Loan Documents now or hereafter may have been or will be executed only by or in favor of Administrative Agent in its capacity as such, and not by or in favor of Lenders, any and all obligations on the part of Administrative Agent (if any) to make any advances of the Loan or reimbursements for other Payment Amounts shall constitute the several (and not joint) obligations of the respective Lenders on a ratable basis, according to their respective Pro Rata Shares. Except as may be specifically provided in this Agreement, no Lender shall have any liability for the acts of any other Lender. No Lender shall be responsible to Borrower or any other person for any failure by any other Lender to fulfill its obligations to make advances of the Loan or reimbursements for other Payment Amounts, or to take any other action on its behalf hereunder or in connection with the financing contemplated herein. The failure of any Lender to pay to Administrative Agent its Pro Rata Share of a Payment Amount shall not relieve any other Lender of any obligation hereunder to pay to Administrative Agent its Pro Rata Share of such Payment Amounts as and when required herein, but no Lender shall be responsible for the failure of any other Lender to so fund its Pro Rata Share of the Payment Amount. In furtherance of the foregoing, Lenders shall comply with their obligation to pay Administrative Agent their Pro Rata Shares of such Payment Amounts regardless of (i) the occurrence of any Default hereunder or under any Loan Document; (ii) any failure of consideration, absence of consideration, misrepresentation, fraud, or any other event, failure, deficiency, breach or irregularity of any nature whatsoever in the Loan Documents; (iii) any bankruptcy, insolvency or other like event with regard to Borrower. The obligation of Lenders to pay such Payment Amounts is in all regards independent of any claims between Administrative Agent and any Lender.
2.13    Replacement of Lenders. If any Lender is a Defaulting Lender, Borrower may, upon notice to such Lender and Administrative Agent, replace such Lender by causing such Lender to assign its

Commitment with the payment of any assignment fee by the replaced Lender to one or more other lenders or Eligible Assignees acceptable to Borrower and Administrative Agent. Borrower shall or shall cause the replacement lender to (subject to the provisions of Sections 2.10 and 2.11 providing for payment of all Defaulting Lender Payment Amounts to Administrative Agent and/or Electing Lenders, as applicable, prior to payment of amounts due to a Defaulting Lender), (a) pay in full all principal, interest, fees and other amounts owing to such Lender through the date of replacement and (b) provide a release of such Lender from its obligations under the Loan Documents. Any Lender being replaced shall execute and deliver an Assignment and Assumption covering that Lender’s Commitment and otherwise comply with Section 8.6. If a Lender being replaced refuses to execute and deliver such Assignment and Assumption or otherwise comply with Section 8.6, such Lender hereby appoints Administrative Agent to do so on such Lender’s behalf. Administrative Agent shall distribute an amended Schedule of Lenders, which shall thereafter be incorporated into this Agreement, to reflect adjustments to Lenders and their Commitments.
ARTICLE III.
ADDITIONAL COVENANTS AND AGREEMENTS
3.1    Financial Statements, Records and Reports. Borrower shall provide or cause to be provided to Administrative Agent all of the following:
(a)    Financial Statements of Borrower, for each fiscal year of Borrower, as soon as reasonably practicable, and, in any event, within one hundred twenty (120) days after the close of each fiscal year.
(b)    From time to time promptly after Administrative Agent’s request, such additional information, reports and statements respecting the business operations and financial condition of each Reporting Party, as Administrative Agent may reasonably request.
Borrower will keep accurate books and records in accordance with sound accounting principles. All Financial Statements shall be in form and detail reasonably satisfactory to Administrative Agent and shall contain or be attached to the signed and dated written certification of the Reporting Party in form specified by Administrative Agent to certify that the Financial Statements are furnished to Administrative Agent in connection with the extension of credit by Administrative Agent and constitute a true and correct statement of the Reporting Party’s financial position. All Financial Statements shall be submitted with a completed Compliance Certificate by Borrower in the form of Exhibit H attached hereto. All certifications and signatures on behalf of corporations, partnerships, limited liability companies or other entities shall be by a representative of the Reporting Party satisfactory to Administrative Agent. All fiscal year‑end Financial Statements of Borrower shall be certified, without any qualification or exception not acceptable to Administrative Agent, by independent certified public accountants acceptable to Administrative Agent, and shall contain all reports and disclosures required by generally accepted accounting principles for a fair presentation. Borrower will provide Administrative Agent at Borrower’s expense with all evidence that Administrative Agent may from time to time reasonably request as to compliance with all provisions of the Loan Documents. Borrower shall promptly notify Administrative Agent of any event or condition that could reasonably be expected to have a Material Adverse Effect in the financial condition of Borrower. Administrative Agent shall provide a copy of such Financial Statements to each Lender upon receipt.
3.2    Distributions. Borrower shall not make any dividend or distribution to its members, or make any other payment to any party holding a direct or indirect ownership interest in Borrower, or engage in any transaction that has a substantially similar effect.

3.3    No Other Indebtedness. Borrower shall not incur any indebtedness (whether absolute or contingent, direct or indirect) other than (a) the Indebtedness, (b) obligations under the Real Estate Loan Agreement and related loan documents, (c) Swap Transactions to hedge interest rate risks associated with the Loan and the Real Estate Loan, and (d) trade debt incurred by Borrower in the ordinary course of business that is not more than 60 days past due and does not exceed $200,000.00 in the aggregate.
3.4    Reporting Compliance. Borrower agrees to comply with any and all reporting requirements applicable to the Loan which are set forth in any law, statute, ordinance, rule, regulation, order or determination of any governmental authority, including The International Investment Survey Act of 1976, The Agricultural Foreign Investment Disclosure Act of 1978, The Foreign Investment in Real Property Tax Act of 1980 and the Tax Reform Act of 1984 and further agrees upon request of Administrative Agent to furnish Administrative Agent with evidence of such compliance.
3.5    Payment of Withholding Taxes. Borrower shall not use, or knowingly permit any contractor or subcontractor to use, any portion of the proceeds of any Loan advance to pay the wages of employees unless a portion of the proceeds or other funds are also used to make timely payment to or deposit with (a) the United States of all amounts of tax required to be deducted and withheld with respect to such wages under the Internal Revenue Code, and (b) any state and/or local Tribunal or agency having jurisdiction of all amounts of tax required to be deducted and withheld with respect to such wages under any applicable state and/or local Laws.
3.6    ERISA and Prohibited Transaction Taxes. As of the date hereof and throughout the term of this Agreement: (a) Borrower is not and will not be (i) an “employee benefit plan,” as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), or (ii) a “plan” within the meaning of Section 4975(e) of the Internal Revenue Code; (b) the assets of Borrower do not and will not constitute “plan assets” within the meaning of the United States Department of Labor Regulations set forth in 29 C.F.R. § 2510.3-101; (c) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA; (d) transactions by or with Borrower are not and will not be subject to state statutes applicable to Borrower regulating investments of fiduciaries with respect to governmental plans; and (e) Borrower shall not engage in any transaction which would cause any obligation or action taken or to be taken hereunder (or the exercise by Administrative Agent of any of Lenders’ rights under this Agreement, the Note or the other Loan Documents) to be a non-exempt (under a statutory or administrative class exemption) prohibited transaction under ERISA or Section 4975 of the Internal Revenue Code. Borrower further agrees to deliver to Administrative Agent such certifications or other evidence of compliance with the provisions of this Section 3.6 as Administrative Agent may from time to time request.
3.7    Post-Closing Obligations. Borrower shall comply with the requirements set forth on Exhibit G not later than the required date for such requirements as set forth in such Exhibit.
3.8    Transfers of Equity in Borrower. Notwithstanding anything to the contrary in the Loan Documents, transfers of any interest in Borrower to any person or entity that is directly or indirectly controlled by, controlling or under common control of or with (i) A & B Properties, Inc., a Hawaii corporation, or (ii) DMB Associates, Inc., an Arizona corporation, or (iii) both, shall be permitted hereunder without Administrative Agent’s or Lenders’ consent so long as Borrower remains obligated to the terms of the Loan Documents applicable to Borrower.
3.9    Swap Contracts. In the event that Borrower shall elect to enter into a Swap Contract with a Swap Counterparty, Borrower shall comply with all of the terms and conditions of Exhibit I with respect to all Swap Contracts and such Swap Contract shall be assigned to Administrative Agent in writing, and shall name Administrative Agent as payee thereunder.
3.1    Letter of Credit. The Borrower shall take whatever action may be necessary to maintain the Letter of Credit in full force and effect, including the payment of any transfer fees required by the issuer of the Letter of Credit upon any transfer of the Letter of Credit to any successor of the Borrower hereunder or any successor to the Administrative Agent.
ARTICLE IV.
REPRESENTATIONS AND WARRANTIES
To induce Lenders to make the Loan, Borrower hereby represents and warrants to Administrative Agent and Lenders that, as of the Effective Date and the date such representations and warranties are renewed pursuant to this Agreement and the other Loan Documents, except as otherwise disclosed to Administrative Agent in writing:
4.1    Organization. Borrower is and will continue to be (a) duly organized, validly existing and in good standing under the Laws of the state of its organization, (b) authorized to do business and in good standing in each state in which it operates, and (c) possessed of all requisite power and authority to carry on its business as contemplated in this Agreement and the other Loan Documents.
4.2    Authorization; No Conflict. Each Loan Document executed by Borrower has been duly authorized, executed and delivered by Borrower and the obligations thereunder and the performance thereof by Borrower in accordance with their terms are and will continue to be within Borrower’s power and authority without the necessity of joinder or consent of any other person. No provision of the Loan Documents violates or will violate any applicable Law, any order of any court or governmental authority or any contract or agreement binding on Borrower. The Loan Documents do not and will not result in the creation of any encumbrance against any assets or properties of Borrower or any person liable, directly or indirectly, for any part of the Indebtedness except as expressly provided in such documents.
4.3    Enforceability. The Loan Documents constitute legal, valid and binding obligations of Borrower enforceable in accordance with their terms, except as the enforceability thereof may be limited by Debtor Relief Laws and except as the availability of certain remedies may be limited by general principles of equity.
4.4    No Violation; No Litigation. Borrower is not in violation of any Law, regulation or ordinance, or any order of any court or Tribunal, and no provision of the Loan Documents violates any applicable Law, any order of any court or Tribunal or any contract or agreement binding on Borrower. There is no judicial or administrative action, claim, investigation, inquiry, proceeding or demand pending (or to Borrower’s knowledge threatened) against Borrower or against any other person liable directly or indirectly for any part of the Indebtedness or the validity, enforceability or priority of any of the Loan Documents.
4.5    Taxes. To the extent required by applicable Law, Borrower has filed all necessary tax returns and reports and has paid all taxes and governmental charges thereby shown to be owing.
4.6    Financial Matters. Borrower is solvent after giving effect to all borrowings contemplated by the Loan Documents and no proceeding under any Debtor Relief Law is pending (or to Borrower’s knowledge threatened) by or against Borrower or any affiliate of Borrower as a debtor. All Financial Statements, financial information, reports, statements, plans, budgets, applications, agreements and other data and information (collectively, “Submissions”) heretofore furnished or hereafter to be furnished by or on behalf of Borrower to Administrative Agent are and will be true, correct and complete in all material respects as of their respective dates and do not and will not omit to state any fact or circumstance necessary to make the statements contained therein not misleading. There has been no event or condition that could reasonably be expected to have a Material Adverse Effect on Borrower’s financial condition from the financial condition of Borrower indicated in such Submissions. To Borrower’s knowledge, no material adverse change has occurred since the dates of such Submissions in the financial condition of any tenant under any lease described therein.
4.7    Borrower Not a Foreign Person. Borrower is not a “foreign person” within the meaning of the Internal Revenue Code, Sections 1445 and 7701 (i.e., Borrower is not a non-resident alien, foreign corporation, foreign partnership, foreign trust or foreign estate as those terms are defined therein and in any regulations promulgated thereunder).
4.8    Business Loan. The Loan is solely for business and/or investment purposes, and is not intended for personal, family, household or agricultural purposes. Borrower warrants that the proceeds of the Loan shall be used for commercial purposes and stipulates that the Loan shall be construed for all purposes as a commercial loan.
ARTICLE V.
DEFAULT AND REMEDIES
5.1    Events of Default. The occurrence of any one of the following shall be a default under this Agreement (“Default”):
(a)    Any (i) installment of principal or interest payable under this Agreement or any Note is not paid when due (including, without limitation, all amounts due on maturity of the Loan), or (ii) other Indebtedness is not paid within five (5) days after the due date.
(b)    Any covenant, agreement or condition in this Agreement or in any other Loan Document (other than covenants to pay any Indebtedness and other than Defaults expressly listed in this Section 5.1) is not fully and timely performed, observed or kept, and such failure is not cured within thirty (30) days after notice from Administrative Agent (the “Cure Period”); provided that, if such failure is not capable of being cured during such Cure Period, as long as the Borrower commences to cure such failure during the Cure Period and is diligently and in good faith attempting to effect such cure, the Cure Period shall be extended for thirty (30) additional days, but in no event shall the Cure Period be longer than sixty (60) days in the aggregate.
(c)    Any statement, representation or warranty in any of the Loan Documents, Financial Statement or any other writing heretofore or hereafter delivered to Administrative Agent or any Lender in connection with the Indebtedness is false, misleading or erroneous in any material respect on the date hereof or on the date as of which such statement, representation or warranty is made.
(d)    A Default occurs under any other Loan Document (taking into account any applicable notice and cure period set forth in such Loan Document).
(e)    Any insurance required under the Loan Documents lapses or ceases to be in full force and effect.
(f)    Borrower:

(i)    (A) Executes an assignment for the benefit of creditors, or takes any action in furtherance thereof; or (B) admits in writing its inability to pay, or fails to pay, its debts generally as they become due; or (C) as a debtor, files a petition, case, proceeding or other action pursuant to, or voluntarily seeks the benefit or benefits of, any Debtor Relief Law, or takes any action in furtherance thereof; or (D) seeks the appointment of a receiver, trustee, custodian or liquidator of any significant portion of its property; or
(ii)    Suffers the filing of a petition, case, proceeding or other action against it as a debtor under any Debtor Relief Law or seeking appointment of a receiver, trustee, custodian or liquidator of any significant portion of its other property, and (A) admits, acquiesces in or fails to contest diligently the material allegations thereof, or (B) fails to have the petition, case, proceeding or other action permanently dismissed or discharged on or before the earlier of trial thereon or the sixtieth (60th) day following the date of its filing; or
(iii)    Conceals, removes, or permits to be concealed or removed, any part of its property, with intent to hinder, delay or defraud its creditors or any of them, or makes or suffers a transfer of any of its property which may be fraudulent under any fraudulent conveyance law or Debtor Relief Law; or makes any transfer of its property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or suffers or permits, while insolvent, any creditor to obtain a lien (other than as described in clause (iv) below) upon any of its property through legal proceedings which are not vacated and such lien is not discharged prior to enforcement thereof or in any event within sixty (60) days from the date thereof; or
(iv)    Fails to have discharged within a period of sixty (60) days any attachment, sequestration, or similar writ levied upon any of its property, in excess of $200,000; or
(v)    Fails to pay within sixty (60) days from the entry thereof any final money judgment (that is not fully covered, beyond any applicable deductibles, by insurance) in the amount of $200,000 or more.
(g)    Borrower is liquidated, terminated, dissolved, or merged or consolidated into another entity, or fails or ceases to be in good standing in the State of Hawaii and/or the state of its incorporation or organization, if different.
(h)    Administrative Agent determines that an event or condition that could reasonably be expected to have a Material Adverse Effect has occurred in the financial condition of Borrower.
(i)    For any reason, without Administrative Agent’s specific written consent, any Loan Document ceases to be in full force and effect, or is declared null and void or unenforceable, in whole or in part, or the validity or enforceability thereof, in whole or in part, is challenged or denied by any party thereto other than Administrative Agent; or the Letter of Credit held by Administrative Agent for the benefit of Lenders become unenforceable, in whole or in part, or enforceability thereof, in whole or in part, is challenged or denied by Borrower or any person obligated to pay any part of the Indebtedness.
(j)    The issuer of the Letter of Credit become insolvent, or a receiver, trustee, custodian or similar entity is appointed for or otherwise takes control of such issuer or of the whole or any part of its property, and the Borrower is unable to secure a replacement letter of credit in accordance with Paragraph 3 of Exhibit C.

(k)    The Letter of Credit is terminated other than by reason of payment of the Indebtedness in full with monies resulting from a draw on the Letter of Credit.
(l)    A default or event of default occurs (and the expiration of any applicable notice and cure periods) under any document executed and delivered in connection with any other indebtedness (to Administrative Agent, any Lender or any other person or entity) of Borrower in excess of $200,000.
(m)    The occurrence of an event of default (and the expiration of any applicable notice or cure periods) under the Real Estate Loan Agreement.
(n)    Except as otherwise permitted under Section 3.8, the sale, exchange, conveyance, transfer, mortgage, assignment, pledge or encumbrance, either voluntarily or involuntarily, or the agreement to do so, of any direct or indirect ownership interest in Borrower or any portion thereof; or any change (whether voluntary or involuntary) in the management or control of Borrower.
5.2    Remedies. Upon a Default, Administrative Agent may with the consent of, and shall at the direction of, the Required Lenders, without notice, exercise any and all rights and remedies afforded by this Agreement, the other Loan Documents, Law, equity or otherwise, including (a) declaring any and all Indebtedness immediately due and payable, (b) reducing any claim to judgment, or (c) drawing on the Letter of Credit; provided, however, upon a Default, Administrative Agent at its election may (but shall not be obligated to) without the consent of, and shall at the direction of, the Required Lenders, without notice, set‑off and apply against any Indebtedness, to the extent thereof and to the maximum extent permitted by Law, any and all deposits, funds, or assets in which Administrative Agent has been granted a security interest on behalf of Lenders pursuant to any Loan Document to or for the credit or account of Borrower; provided, however further, that upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the Bankruptcy Code of the United States of America, the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Administrative Agent or any Lender.
No delay or omission of Administrative Agent or Lenders to exercise any right, power or remedy accruing upon the happening of a Default shall impair such right, power or remedy or be construed to be a waiver of such Default or any acquiescence therein. No delay or omission on the part of Administrative Agent or Lenders to exercise any option for acceleration of the maturity of the Indebtedness or for drawing on the Letter of Credit following any Default as aforesaid, or any other option granted to Administrative Agent and Lenders hereunder in any one or more instances, and no acceptance by Administrative Agent or Lenders of any partial payment on account of the Indebtedness, shall constitute a waiver of such Default, and each such option shall remain continuously in full force and effect. No remedy herein conferred upon or reserved to Administrative Agent and/or Lenders is intended to be exclusive of any other remedies provided for in any Note, any of the other Loan Documents and each and every such remedy shall be cumulative, and shall be in addition to every other remedy given hereunder, or under any Note or any of the other Loan Documents, or now or hereafter existing at Law or in equity or by statute. Every right, power and remedy given to Administrative Agent and Lenders by this Agreement, any Note or any of the other Loan Documents shall be concurrent, and may be exercised from time to time as often as may be deemed expedient by the Required Lenders. Every right, power and remedy given to Administrative Agent and Lenders by this Agreement, any Note or any of the Loan Documents may be pursued separately, successively or together against Borrower or any personal property granted as security under the Loan Documents.

ARTICLE VI.
ADMINISTRATIVE AGENT
6.1    Appointment and Authorization of Administrative Agent.
(a)    Each Lender hereby irrevocably (subject to Section 6.9) appoints, designates and authorizes Administrative Agent to take such action on its behalf under the provisions of this Agreement, each other Loan Document and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, Administrative Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall Administrative Agent have or be deemed to have any fiduciary relationship with any Lender. No implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or shall otherwise exist against Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” herein and in the other Loan Documents with reference to Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)    No individual Lender or group of Lenders shall have any right to amend or waive, or consent to the departure of any party from any provision of any Loan Document, or secure or enforce the obligations of Borrower or any other party pursuant to the Loan Documents or otherwise. All such rights, on behalf of Administrative Agent or any Lender or Lenders, shall be held and exercised solely by and at the option of Administrative Agent for the pro rata benefit of Lenders. Such rights, however, are subject to the rights of a Lender or Lenders, as expressly set forth in this Agreement, to approve matters or direct Administrative Agent to take or refrain from taking action as set forth in this Agreement. Except as expressly otherwise provided in this Agreement or the other Loan Documents, Administrative Agent shall have and may use its sole discretion with respect to exercising or refraining from exercising any discretionary rights or taking or refraining from taking any actions which Administrative Agent is expressly entitled to exercise or take under this Agreement or the other Loan Documents, including (i) the determination if and to what extent matters or items subject to Administrative Agent’s satisfaction are acceptable or otherwise within its discretion, (ii) the making of Administrative Agent Advances, and (iii) the exercise of remedies pursuant to, but subject to, Article V or pursuant to any other Loan Document and any action so taken or not taken shall be deemed consented to by Lenders.
(c)    In case of the pendency of any receivership, insolvency, liquidation, bankruptcy, reorganization, arrangement, adjustment, composition or other judicial proceeding relative to Borrower, no individual Lender or group of Lenders shall have the right, and Administrative Agent (irrespective of whether the principal of the Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether Administrative Agent shall have made any demand on Borrower) shall be exclusively entitled and empowered on behalf of itself and Lenders, by intervention in such proceeding or otherwise:
(i)    to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loan and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of Lenders and Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of Lenders and Administrative Agent and their respective agents and counsel and all other amounts due Lenders and Administrative Agent under Section 8.11 allowed in such judicial proceeding); and
(ii)    to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;
and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to Administrative Agent and, in the event that Administrative Agent shall consent to the making of such payments directly to Lenders, to pay to Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of Administrative Agent and its agents and counsel, and any other amounts due Administrative Agent under Section 8.11.
Nothing contained herein shall be deemed to authorize Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of Lenders except as approved by the Required Lenders or to authorize Administrative Agent to vote in respect of the claims of Lenders except as approved by the Required Lenders in any such proceeding.
6.2    Delegation of Duties. Administrative Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys‑in‑fact and shall be entitled to advice of counsel and other consultant experts concerning all matters pertaining to such duties. Administrative Agent shall not be responsible for the negligence or misconduct of any agent or attorney‑in‑fact that it selects with reasonable care.
6.3    Liability of Administrative Agent. No Agent‑Related Persons shall (a) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (b) be responsible in any manner to any Lender for any recital, statement, representation or warranty made by Borrower or any subsidiary or Affiliate of Borrower, or any officer thereof, contained herein, or in any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by Administrative Agent under or in connection with, this Agreement, any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any other Loan Document, or for any failure of Borrower or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent‑Related Person shall be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of Borrower or any of its Affiliates.
6.4    Reliance by Administrative Agent. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper person or persons, and upon advice and statements of legal counsel (including counsel to any party to the Loan Documents), independent accountants and other experts selected by Administrative Agent. Administrative Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders or all Lenders if required hereunder as it deems appropriate and, if it so requests, it shall first be indemnified to its satisfaction by Lenders against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement, any other Loan Document in accordance with a request or consent of the Required Lenders or such greater number of Lenders as may be expressly required hereby in any instance, and such request and any action taken or failure to act pursuant thereto shall be binding upon all Lenders. In the absence of written instructions from the Required Lenders or such greater number of Lenders, as expressly required hereunder, Administrative Agent may take or not take any action, at its discretion, unless this Agreement specifically requires the consent of the Required Lenders or such greater number of Lenders.
6.5    Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Default, unless Administrative Agent shall have received written notice from a Lender or Borrower referring to this Agreement, describing such Default that Administrative Agent determines will have a Material Adverse Effect. Administrative Agent will notify Lenders of its receipt of any such notice. Administrative Agent shall take such action with respect to such Default as may be requested by the Required Lenders in accordance with Article V; provided, however, that unless and until Administrative Agent has received any such request, Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable or in the best interest of Lenders.
6.6    Credit Decision; Disclosure of Information by Administrative Agent.
(c)    Each Lender acknowledges that none of Agent‑Related Persons has made any representation or warranty to it, and that no act by Administrative Agent hereafter taken, including any consent to and acceptance of any assignment or review of the affairs of Borrower, shall be deemed to constitute any representation or warranty by any Agent-Related Person to Lenders or any of them as to any matter, including whether Agent‑Related Persons have disclosed material information in their possession. Each Lender represents to Administrative Agent that it has, independently and without reliance upon any Agent-Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower, and all applicable bank or other regulatory Laws relating to the transactions contemplated hereby, and made its own decision to enter into this Agreement and to extend credit to Borrower hereunder. Each Lender also represents that it will, independently and without reliance upon any Agent-Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of Borrower.
(d)    Administrative Agent upon its receipt shall provide each Lender such notices, reports and other documents expressly required to be furnished to Lenders by Administrative Agent herein. To the extent not already available to a Lender, Administrative Agent shall also provide the Lender and/or make available for the Lender’s inspection during reasonable business hours and at the Lender’s expense, upon the Lender’s written request therefor: (i) copies of the Loan Documents; (ii) such information as is then in Administrative Agent’s possession in respect of the current status of principal and interest payments and accruals in respect of the Loan; (iii) copies of all current financial statements in respect of Borrower or other person liable for payment or performance by Borrower of any obligations under the Loan Documents, then in Administrative Agent’s possession with respect to the Loan; and (iv) other current factual information then in Administrative Agent’s possession with respect to the Loan and bearing on the continuing creditworthiness of Borrower or any of its Affiliates; provided that nothing contained in this Section 6.6 shall impose any liability upon Administrative Agent for its failure to provide a Lender any of such Loan Documents, information, or financial statements, unless such failure constitutes willful misconduct or gross negligence on Administrative Agent’s part; and provided, further, that Administrative Agent shall not be obligated to provide any Lender with any information in violation of Law or any contractual restrictions on the disclosure thereof (provided such contractual restrictions shall not apply to distributing to a Lender factual and financial information expressly required to be provided herein). Except as set forth above, Administrative Agent shall not have any duty or responsibility to provide Lenders or any of them with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of Borrower or any of its Affiliates which may come into the possession of any of Agent‑Related Persons.
6.7    Indemnification of Administrative Agent. Whether or not the transactions contemplated hereby are consummated, Lenders shall indemnify upon demand each Agent‑Related Person (to the extent not reimbursed by or on behalf of Borrower and without limiting the obligation of Borrower to do so), pro rata, and hold harmless each Agent‑Related Person from and against any and all Indemnified Liabilities incurred by it; provided, however, that no Lender shall be liable for the payment to any Agent‑Related Person of any portion of such Indemnified Liabilities to the extent determined in a final, non-appealable judgment by a court of competent jurisdiction to have resulted from such Agent-Related Person’s own gross negligence or willful misconduct; provided, further, that no action taken in accordance with the directions of the Required Lenders shall be deemed to constitute gross negligence or willful misconduct for purposes of this Section 6.7. Without limitation of the foregoing, to the extent that Administrative Agent is not reimbursed by or on behalf of Borrower, each Lender shall reimburse Administrative Agent upon demand for its ratable share of any costs or out‑of‑pocket expenses (including attorneys’ fees) incurred by Administrative Agent as described in Section 8.11. The undertaking in this Section 6.7 shall survive the payment of all Indebtedness hereunder and the resignation or replacement of Administrative Agent.
6.8    Administrative Agent in Individual Capacity. Administrative Agent, in its individual capacity, and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with any party to the Loan Documents and their respective Affiliates as though Administrative Agent were not Administrative Agent hereunder and without notice to or consent of Lenders. Lenders acknowledge that Borrower and Bank of America, N.A. or its Affiliate have entered or may enter into Swap Transactions. A portion of the Loan may be funded to honor Borrower’s payment obligations under the terms of such Swap Transactions, and Lenders shall have no right to share in any portion of such payments. Lenders acknowledge that, pursuant to such activities, Bank of America, N.A. or its Affiliates may receive information regarding any party to the Loan Documents or their respective Affiliates (including information that may be subject to confidentiality obligations in favor of such parties or such parties’ Affiliates) and acknowledge that Administrative Agent shall be under no obligation to provide such information to them. With respect to its Pro Rata Share of the Loan, Bank of America, N.A. shall have the same rights and powers under this Agreement as any other Lenders and may exercise such rights and powers as though it were not Administrative Agent or party to Swap Transactions, and the terms “Lender” and “Lenders” include Bank of America, N.A. in its individual capacity.
6.9    Successor Administrative Agent. Administrative Agent may, and at the request of the Required Lenders as a result of Administrative Agent’s gross negligence or willful misconduct in performing its duties under this Agreement shall, resign as Administrative Agent upon 30 days’ notice to Lenders. If Administrative Agent resigns under this Agreement, the Required Lenders shall appoint from among Lenders a successor administrative agent for Lenders, which successor administrative agent shall be consented to by Borrower at all times other than during the existence of a Default (which consent of Borrower shall not be unreasonably withheld or delayed). If no successor administrative agent is appointed prior to the effective date of the resignation of Administrative Agent, Administrative Agent may appoint, after consulting with

Lenders and Borrower, a successor administrative agent from among Lenders. Upon the acceptance of its appointment as successor administrative agent hereunder, such successor administrative agent shall succeed to all the rights, powers and duties of the retiring Administrative Agent and the term “Administrative Agent” shall mean such successor administrative agent and the retiring Administrative Agent’s appointment, powers and duties as Administrative Agent shall be terminated. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article VI and other applicable Sections of this Agreement shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement. If no successor administrative agent has accepted appointment as Administrative Agent by the date which is thirty (30) days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective and Lenders shall perform all of the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. Notwithstanding any of the foregoing provisions of this Section 6.9 concerning the resignation of the Administrative Agent or the appointment of a successor administrative agent, no such resignation or appointment shall be effective until the issuer of the Letter of Credit shall have issued and delivered to the successor administrative agent (a) a replacement letter of credit in the form of the outstanding Letter of Credit, but in favor of such successor administrative agent, whereupon the Administrative Agent shall return the Letter of Credit then held by it to the issuer of the Letter of Credit for cancellation, or (b) an endorsement to the existing Letter of Credit evidencing the transfer thereof in all respects to the successor administrative agent.
6.10    Application of Payments. Except as otherwise provided below with respect to Defaulting Lenders, aggregate principal and interest payments, payments for Indemnified Liabilities, and/or monies received under the Letter of Credit, and net operating income from the collateral during any period it is owned by Administrative Agent on behalf of Lenders (“Payments”) shall be apportioned pro rata among Lenders and payments of any fees (other than fees designated for Administrative Agent’s separate account) shall, as applicable, be apportioned pro rata among Lenders. Notwithstanding anything to the contrary in this Agreement, all Payments due and payable to Defaulting Lenders shall be due and payable to and be apportioned pro rata among Administrative Agent and Electing Lenders. Such apportionment shall be in the proportion that the Defaulting Lender Payment Amounts paid by them bears to the total Defaulting Lender Payment Amounts of such Defaulting Lender. Such apportionment shall be made until Administrative Agent and Lenders have been paid in full for the Defaulting Lender Payment Amounts. All pro rata Payments shall be remitted to Administrative Agent and all such payments not constituting payment of specific fees, and all proceeds of the Loan collateral received by Administrative Agent, shall be applied first, to pay any fees, indemnities, costs, expenses (including those in Section 6.7) and reimbursements then due to Administrative Agent from Borrower; second, to pay any fees, costs, expenses and reimbursements then due to Lenders from Borrower; third, to pay pro rata interest and late charges due in respect of the Indebtedness and Administrative Agent Advances; fourth, to pay or prepay pro rata principal of the Indebtedness and Administrative Agent Advances; fifth, to pay any indebtedness of Borrower under Swap Transactions; and last, to Borrower, if required by Law, or Lenders in Pro Rata Share percentages equal to their percentages at the termination of the Aggregate Commitments. Upon the occurrence and during the continuance of a Default, Administrative Agent, in its sole and absolute discretion, may alter the foregoing priorities of applications of payments and proceeds of collateral.
6.11    Benefit. The terms and conditions of this Article VI are inserted for the sole benefit of Administrative Agent and Lenders; the same may be waived in whole or in part, with or without terms or conditions, without prejudicing Administrative Agent’s or Lenders’ rights to later assert them in whole or in part.

6.12    Co‑Agents; Lead Managers. None of the Lenders or other persons identified on the facing page or signature pages of this Agreement as a “syndication agent,” “documentation agent,” “co‑agent,” “book manager,” or “lead manager,” “arranger,” “lead arranger” or “co-arranger” shall have any right, power, obligation, liability, responsibility or duty under this Agreement other than, in the case of such lenders, those applicable to all Lenders as such. Without limiting the foregoing, none of the Lenders or other persons so identified as a “syndication agent,” “documentation agent,” “co-agent,” or “lead manager” shall have or be deemed to have any fiduciary relationship with Lenders or any of them. Each Lender acknowledges that it has not relied, and will not rely, on any of Lenders or other persons so identified in deciding to enter into this Agreement or in taking or not taking action hereunder.
ARTICLE VII.
REAL ESTATE LOAN MATTERS
7.1    Article 7 of the Real Estate Loan Agreement contains certain provisions regarding the substitution and release of collateral securing the Real Estate Loan, and payments to be made by the administrative agent under the Real Estate Loan to the Administrative Agent. Borrower will not agree to modify the provisions of Section 7.2 of the Real Estate Loan Agreement without Administrative Agent’s prior written consent, which consent will not be unreasonably withheld. In addition, Borrower will cooperate with Administrative Agent in having the amounts payable to Administrative Agent and Lenders under Sections 7.2 of the Real Estate Loan Agreement be paid to Administrative Agent, and Borrower will not interfere or contest such payments.
ARTICLE VIII.
GENERAL TERMS AND CONDITIONS
8.1    Consents. Except where otherwise expressly provided in the Loan Documents, in any instance where the approval or consent of Administrative Agent or Lenders or the exercise of judgment by Administrative Agent or Lenders is required, the granting or denial of such approval or consent and the exercise of such judgment shall be (a) within the sole discretion of Administrative Agent or Lenders, and (b) deemed to have been given only by a specific writing intended for the purpose given and executed by Administrative Agent or Lenders. Any inspection or audit of the books and records of Borrower, or the procuring of documents and financial and other information by or on behalf of Administrative Agent, shall be for the protection of Administrative Agent and Lenders only, and shall not relieve Borrower of any of Borrower’s obligations.
8.2    Borrower’s Indemnity. Neither Administrative Agent nor any Lender shall be liable or responsible for, and Borrower shall indemnify each Agent-Related Person and each Lender and their respective Affiliates, directors, officers, agents, attorneys and employees (collectively, the “Indemnitees”) from and against: (a) any claim, action, loss or cost (including attorneys’ fees and costs) arising from or relating to (i) in connection with the protection and preservation of the Loan collateral, or (ii) the performance of any obligation of Borrower whatsoever; (b) any and all liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses and disbursements (including reasonable attorneys’ fees and costs) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any such Indemnitee in any way relating to or arising out of or in connection with (i) the execution, delivery, enforcement, performance or administration of any Loan Document or any other agreement, letter or instrument delivered in connection with the transactions contemplated thereby or the consummation of the transactions contemplated thereby, (ii) any Commitment or Loan; or (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory (including any investigation of, preparation for, or defense of any pending or threatened claim, investigation, litigation or proceeding) and regardless of whether any Indemnitee is a party thereto; (c) any and all claims, demands, actions or causes of action arising out of or relating to the use of Information (as defined in Section 8.7) or other materials obtained through internet, Intralinks or other similar information transmission systems in connection with this Agreement; and (d) any and all liabilities, losses, costs or expenses (including reasonable attorneys’ fees and costs) that any Indemnitee suffers or incurs as a result of the assertion of any of the foregoing claims, demands, actions, causes of action or proceedings, or as a result of the preparation of any defense in connection with any of the foregoing claims, demands, actions, causes of action or proceedings, in all cases, whether or not an Indemnitee is a party to such claim, demand, action, cause of action or proceeding and whether it is defeated, successful or withdrawn (all of the foregoing, collectively, the “Indemnified Liabilities”); provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such liabilities, obligations, losses, damages, penalties, claims, demands, actions, judgments, suits, costs, expenses or disbursements are determined by a court of competent jurisdiction by final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee. Nothing, including any advance or acceptance of any document or instrument, shall be construed as a representation or warranty, express or implied, to any party by Administrative Agent or Lenders.
8.3    Miscellaneous. This Agreement may be executed in several counterparts, all of which are identical, and all of which counterparts together shall constitute one and the same instrument. The Loan Documents are for the sole benefit of Administrative Agent, Lenders and Borrower and are not for the benefit of any third party. A determination that any provision of this Agreement is unenforceable or invalid shall not affect the enforceability or validity of any other provision and a determination that the application of any provision of this Agreement to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to other persons, entities or circumstances. Time shall be of the essence with respect to Borrower’s obligations under the Loan Documents. This Agreement and its validity, enforcement and interpretation shall be governed by Hawaii Law (without regard to any conflict of Laws principles) and applicable United States federal Law.
8.4    Notices.
(e)    Modes of Delivery; Changes. Except as otherwise provided herein, all notices and other communications required or which any party desires to give under this Agreement or any other Loan Document shall be in writing. Unless otherwise specifically provided in such other Loan Document, all such notices and other communications shall be deemed sufficiently given or furnished if delivered by personal delivery, by courier, by registered or certified United States mail, postage prepaid, or by facsimile (with, subject to clause (b) below, a confirmatory duplicate copy sent by first class United States mail), addressed to the party to whom directed or by (subject to clause (c) below) electronic mail address to Borrower, at the addresses set forth at the end of this Agreement or to Administrative Agent or Lenders at the addresses specified for notices on the Schedule of Lenders (unless changed by similar notice in writing given by the particular party whose address is to be changed). Any such notice or communication shall be deemed to have been given and received either at the time of personal delivery, or in the case of courier or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of facsimile, upon receipt; provided, however, that service of a notice required by any applicable statute shall be considered complete when the requirements of that statute are met. Notwithstanding the foregoing, no notice of change of address shall be effective except upon actual receipt. This Section 8.4 shall not be construed in any way to affect or impair any waiver of notice or demand provided in any Loan Document or to require giving of notice or demand to or upon any person in any situation or for any reason.

(f)    Effectiveness of Facsimile Signatures. The Loan Documents may be transmitted and/or signed by facsimile. The effectiveness of any such documents and signatures shall, subject to applicable Law, have the same force and effect as manually-signed originals and shall be binding on all parties to the Loan Documents. Administrative Agent may also require that any such documents and signatures be confirmed by a manually-signed original thereof; provided, however, that the failure to request or deliver the same shall not affect the effectiveness of any facsimile document or signature.
(g)    Electronic Communications. Administrative Agent, Lenders, and Borrower agree that certain data related to the Loan (including confidential information, documents, applications and reports) may be transmitted electronically, including transmission over the Internet. This data may be transmitted to, received from or circulated among agents and representatives of Borrower, Administrative Agent, and/or Lenders and their respective Affiliates and other Persons involved with the subject matter of this Agreement. Borrower acknowledges and agrees that (i) there are risks associated with the use of electronic transmission and that Administrative Agent does not control the method of transmittal, the service providers or the operational or technical issues that could occur; (ii) Administrative Agent and the Lenders have no obligation or responsibility whatsoever and assume no duty or obligation for the security, receipt or third party interception of any such electronic transmission of data, or any operational or technical issues that may occur with the electronic transmission of data; and (iii) Borrower will release, hold harmless and indemnify Administrative Agent and each Lender from any claim, damage or loss, including that arising in whole or part from Administrative Agent’s and each Lender’s strict liability or sole, comparative or contributory negligence, which is related to the electronic transmission of data.
(h)    Reliance by Administrative Agent and Lenders. Administrative Agent and Lenders shall be entitled to rely and act upon any notices (including telephonic Loan advance notices) purportedly given by or on behalf of Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. Borrower shall indemnify each Agent-Related Person and each Lender from all losses, costs, expenses and liabilities resulting from the reliance by such person on each notice purportedly given by or on behalf of Borrower. All telephonic notices to and other communications with Administrative Agent may be recorded by Administrative Agent, and each of the parties hereto hereby consents to such recording. If a Lender does not notify or inform Administrative Agent as to whether or not it consents to, or approves of, or agrees to any matter of any nature whatsoever with respect to which its consent, approval or agreement is required under the express provisions of this Agreement or with respect to which its consent, approval or agreement is otherwise requested by Administrative Agent, in connection with the Loan or any matter pertaining to the Loan, within ten (10) Business Days (or such longer period as may be specified by Administrative Agent) after such consent, approval or agreement is requested by Administrative Agent, Lender shall be deemed to have given its consent, approval or agreement, as the case may be, with respect to the matter in question.
8.5    Payments Set Aside. To the extent that any payment by or on behalf of Borrower is made to Administrative Agent or any Lender, or Administrative Agent or any Lender exercises any right of set-off, and such payment or the proceeds of such set-off or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by Administrative Agent or such Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law, to a depository (including Administrative Agent, any Lender or its or their Affiliates) for returned items or insufficient collected funds or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force as if such payment had not been made or such set-off had not occurred, and (b) each Lender severally agrees to pay to Administrative Agent upon demand its applicable share of any amount so recovered from or repaid by Administrative Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. Notwithstanding the foregoing, no Lender Party (as defined in Section 8.8) may exercise any right of set-off except in accordance with Section 8.8.
8.6    Successors and Assigns.
(a)    The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of clause (b) below, (ii) by way of participation in accordance with the provisions of clause (d) below, or (iii) by way of pledge or assignment of a security interest subject to the restrictions of clause (f) below (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, the Indemnitees) any legal or equitable right, remedy or claim under or by reason of this Agreement.
(b)    Any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and Pro Rata Share of the Loan at the time owing to it); provided that:
(i)    except in the case of an assignment of the entire remaining amount of the assigning Lender’s Commitment and Pro Rata Share of the Loan at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund as defined in Exhibit A with respect to a Lender, the aggregate amount of the Commitment (which for this purpose includes its Pro Rata Share of the Loan outstanding) subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to Administrative Agent, shall not be less than $5,000,000 unless each of Administrative Agent and, so long as no Default has occurred and is continuing, Borrower otherwise consents (each such consent not to be unreasonably withheld or delayed);
(ii)    each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement with respect to its Pro Rata Share of the Loan and the Commitment assigned; and
(iii)    any assignment of a Commitment must be approved by Administrative Agent, unless the person that is the proposed assignee is itself a Lender (whether or not the proposed assignee would otherwise qualify as an Eligible Assignee); and
(iv)    the parties to each assignment shall execute and deliver to Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500.
Subject to acceptance and recording thereof by Administrative Agent pursuant to clause (c) of this Section 8.6, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, shall have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of this Agreement with respect to Borrower’s obligations surviving termination of this Agreement). Upon request, Administrative Agent shall prepare and Borrower shall execute and deliver a Note (“Replacement Note”) to the assignee Lender evidencing the assignee Lender’s Pro Rata Share of the Loan. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this clause (b) shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with clause (d) of this Section 8.6.
(c)    Administrative Agent, acting solely for this purpose as an agent of Borrower shall maintain at Administrative Agent’s Office a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of Lenders, and the Commitments of, and principal amount of each Lender’s Pro Rata Share of the Loan owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Borrower, Administrative Agent and Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice.
(d)    Any Lender may, without the consent of, but with prior notice to Administrative Agent, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or its Pro Rata Share of the Loan owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) Borrower, Administrative Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and (iv) except to the extent consented to by Administrative Agent in its sole discretion with respect to each participation, any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement.
(e)    A Participant shall not be entitled to receive any greater payment under Sections 2.1 through 2.8, inclusive, than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant.
(f)    Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
(g)    If the consent of Borrower to an assignment or to an assignee is required hereunder (including a consent to an assignment which does not meet the minimum assignment threshold specified in clause (i) of the provision to the first sentence of clause (b) above), Borrower shall be deemed to have given its consent five Business Days after the date notice thereof has been delivered by the assigning Lender (through Administrative Agent) unless such consent is expressly refused by Borrower prior to such fifth Business Day.

8.7    Confidentiality. Administrative Agent and each Lender agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent requested by any regulatory authority; (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section 8.7, to (i) any assignee of or participant in, any of its rights or obligations under this Agreement, or (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any Swap Contract or credit derivative transaction relating to obligations to Borrower; (g) with the consent of Borrower; or (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section 8.7, or (ii) becomes available to Administrative Agent or any Lender on a nonconfidential basis from a source other than Borrower. For the purposes of this Section 8.7, “Information” means all information received from Borrower relating to Borrower or its business, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Borrower; provided that, in the case of information received from Borrower after the date hereof, such information is clearly identified in writing at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 8.7 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord to its own confidential information. Administrative Agent and Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to Administrative Agent and Lenders in connection with the administration and management of this Agreement, the Loan and the Loan Documents.
8.8    No Set-off. Neither Administrative Agent nor any Lender nor any assignee, Participant or Affiliate thereof (each, a “Lender Party”) shall proceed directly, by right of set-off, banker’s lien, counterclaim or otherwise, against any assets of Borrower (including any general or special, time or demand, provisional or other deposits or other indebtedness owing by such Lender Party to or for the credit or the account of Borrower) for the purpose of applying such assets against the Indebtedness, without the prior written consent of all Lenders.
8.9    Sharing of Payments. If, other than as expressly provided elsewhere herein, any Lender shall obtain on account of the portions of the Loan advanced by it, any payment (whether voluntary, involuntary, through the exercise of any right of set-off subject to Section 8.8 or otherwise) in excess of its ratable share (or other share contemplated hereunder) thereof, such Lender shall immediately (a) notify Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the portions of the Loan made by them as shall be necessary to cause such purchasing Lender to share the excess payment in respect of such portions of the Loan or such participations, as the case may be, pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required payment to (ii) the total amount so recovered from the purchasing Lender) of any interest or other amount paid or payable by the purchasing Lender in respect of the total amount so recovered without further interest thereon. Borrower agrees that any Lender so purchasing a participation from another Lender may, to the fullest extent permitted by Law, exercise all of its rights of payment (including the right of set-off, but subject to Section 8.8) with respect to such participation as fully as if such Lender were the direct creditor of Borrower in the amount of such participation. Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 8.9 and will in each case notify Lenders following any such purchases or repayments. Each Lender that purchases a participation interest pursuant to this Section 8.9 shall from and after such purchase have the right to give all notices, requests, demands, directions and other communications under this Agreement with respect to the portion of the Obligations purchased to the same extent as though the purchasing Lender were the original owner of the Obligations purchased.
8.10    Amendments; Survival. Administrative Agent and Lenders shall be entitled to amend (whether pursuant to a separate intercreditor agreement or otherwise) any of the terms, conditions or agreements set forth in Article VI or as to any other matter in the Loan Documents respecting payments to Administrative Agent or Lenders or the required number of Lenders to approve or disapprove any matter or to take or refrain from taking any action, without the consent of Borrower or any other Person or the execution by Borrower or any other Person of any such amendment or intercreditor agreement. Subject to the foregoing, Administrative Agent may amend or waive any provision of this Agreement, any other Loan Document, or consent to any departure by any party to the Loan Documents therefrom which amendment, waiver or consent is intended to be within Administrative Agent’s discretion or determination, or otherwise in Administrative Agent’s reasonable determination shall not have a Material Adverse Effect; provided, however, otherwise no such amendment, waiver or consent shall be effective unless in writing, signed by the Required Lenders and Borrower or the applicable party to the Loan Documents, as the case may be, and acknowledged by Administrative Agent, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided further, however, no such amendment, waiver or consent shall:
(a)    extend or increase the Commitment of any Lender (or reinstate any Commitment terminated pursuant to Section 5.2), without the written consent of such Lender (it being understood that a waiver of a Default shall not constitute an extension or increase in any Lender’s Commitment);
(b)    postpone any date fixed by this Agreement or any other Loan Document for any payment or mandatory prepayment of principal, interest, fees or other amounts due to Lenders (or any of them) hereunder or under any other Loan Document, without the written consent of each Lender directly affected thereby;
(c)    reduce the principal of, or the rate of interest specified herein on, any portion of the Loan or any fees or other amounts payable hereunder or any other Loan Document, without the written consent of each Lender directly affected thereby; provided, however, that Administrative Agent may waive any obligation of Borrower to pay interest at the Past Due Rate and/or late charges for periods of up to thirty (30) days, and only the consent of the Required Lenders shall be necessary to waive any obligation of Borrower to pay interest at the Past Due Rate or late charges thereafter, or to amend the definition of “Past Due Rate” or “late charges”;
(d)    change the percentage of the combined Commitments or of the aggregate unpaid principal amount of the Loan which is required for Lenders or any of them to take any action hereunder, without the written consent of each Lender;
(e)    change the definition of “Pro Rata Share” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written consent of each Lender;
(f)    amend this Section 8.10, or Section 8.8, or Section 8.9, without the written consent of each Lender;
(g)    permit the sale, transfer, pledge, mortgage or assignment of any Loan collateral or any direct or indirect interest in Borrower, except as expressly permitted under the Loan Documents, without the written consent of each Lender; or
(h)    transfer or release any lien on, or after foreclosure or other acquisition of title by Administrative Agent on behalf of Lenders transfer or sell, any Loan collateral without the written consent of each Lender;
and, provided, further, that no amendment, waiver or consent shall, unless in writing and signed by Administrative Agent in addition to the Lenders required above, affect the rights or duties of Administrative Agent under this Agreement, any other Loan Document. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder, except that the Commitment of such Lender may not be increased without the consent of such Lender.
This Agreement shall continue in full force and effect until the Indebtedness is paid in full and all of Administrative Agent’s and Lenders’ obligations under this Agreement are terminated; and all representations and warranties and all provisions herein for indemnity of the Indemnitees, Administrative Agent and Lenders (and any other provisions herein specified to survive) shall survive payment in full, satisfaction or discharge of the Indebtedness, the resignation or removal of Administrative Agent or replacement of any Lender, and any release or termination of this Agreement or of any other Loan Documents.
8.11    Costs and Expenses. Without limiting any Loan Document, and to the extent not prohibited by applicable Laws, Borrower shall pay when due, shall reimburse to Administrative Agent for the benefit of itself and Lenders on demand and shall indemnify Administrative Agent and Lenders from, all reasonable out-of-pocket fees, costs and expenses paid or incurred by Administrative Agent in connection with the negotiation, preparation and execution of this Agreement and the other Loan Documents (and any amendments, approvals, consents, waivers and releases requested, required, proposed or done from time to time), or in connection with the disbursement, administration or collection of the Loan or the enforcement of the obligations of Borrower or the exercise of any right or remedy of Administrative Agent, including: (a) all reasonable fees and expenses of Administrative Agent’s counsel (including the market value of services of in-house counsel); (b) judgment and tax lien searches for Borrower; (c) escrow fees; and (d) loan brokerage fees. Borrower shall pay all costs and expenses incurred by Administrative Agent, including reasonable attorneys’ fees (including the market value of services of in-house counsel), if the obligations or any part thereof are sought to be collected by or through an attorney at law, whether or not involving probate, appellate or administrative proceedings or proceedings under any Debtor Relief Law. Borrower shall pay all costs and expenses of complying with the Loan Documents. Borrower’s obligations under this Section 8.11 shall survive the delivery of the Loan Documents, the making of advances, the payment in full of the Indebtedness, the release or reconveyance of any of the Loan Documents, any draw under the Letter of Credit, any proceeding under any Debtor Relief Law, and any other event whatsoever.
8.12    Tax Forms.

(a)    (b)    Each Lender and each holder of a participation interest herein that is not a “United States person” (a “Foreign Lender”) within the meaning of Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended from time to time (the “Code”) shall deliver to Administrative Agent, prior to receipt of any payment subject to withholding (or after accepting an assignment or receiving a participation interest herein), two duly-signed completed copies of either Form W-8BEN or any successor thereto (relating to such Foreign Lender and entitling it to a complete exemption from withholding on all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) or Form W-8ECI or any successor thereto (relating to all payments to be made to such Foreign Lender by Borrower pursuant to this Agreement) of the United States Internal Revenue Service or such other evidence satisfactory to Borrower and Administrative Agent that such Foreign Lender is entitled to an exemption from or reduction of, United States withholding tax, including any exemption pursuant to Section 881(c) of the Code. Thereafter and from time to time, each such Foreign Lender shall (A) promptly submit to Administrative Agent such additional duly-completed and signed copies of one of such forms (or such successor forms as shall be adopted from time to time by the relevant United States taxing authorities) as may then be available under then-current United States Laws and regulations to avoid, or such evidence as is satisfactory to Borrower and Administrative Agent of any available exemption from or reduction of, United States withholding taxes in respect of all payments to be made to such Foreign Lender by Borrower pursuant to the Loan Documents, (B) promptly notify Administrative Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction, and (C) take such steps as shall not be materially disadvantageous to it, in the reasonable judgment of such Lenders, and as may be reasonably necessary (including the re-designation of its lending office, if any) to avoid any requirement of applicable Laws that Borrower make any deduction or withholding for taxes from amounts payable to such Foreign Lender.
(i)    Each Foreign Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Loan Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent on the date when such Foreign Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax, and (B) two duly signed completed copies of United States Internal Revenue Service Form W-8IMY (or any successor thereto), together with any information such Lender chooses to transmit with such form, and any other certificate or statement of exemption required under the Code, to establish that such Lender is not acting for its own account with respect to a portion of any such sums payable to such Lender.
(ii)    Borrower shall not be required to pay any additional amount to any Foreign Lender under Section 2.8(a) with respect to any Taxes required to be deducted or withheld on the basis of the information, certificates or statements of exemption such Lender transmits with a United States Internal Revenue Service Form W-8IMY pursuant to this subsection (a) if such Lender shall have failed to satisfy the foregoing provisions of this subsection (a); provided that if such Lender shall have satisfied the requirements of this subsection (a) on the date such Lender became a Lender or ceased to act for its own account with respect to any payment under any of the Loan Documents, nothing in this subsection (a) shall relieve Borrower of its obligation to pay any amounts pursuant to Section 2.8 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender or other person for the account of which such Lender receives any sums payable under any of the Loan Documents is not subject to withholding or is subject to withholding at a reduced rate.
(iii)    Administrative Agent may, without reduction, withhold any Taxes required to be deducted and withheld from any payment under any of the Loan Documents with respect to which Borrower is not required to pay additional amounts under this subsection (a).
(iv)    if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Internal Revenue Code, as applicable), such Lender shall deliver to Borrower and Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Internal Revenue Code) and such additional documentation reasonably requested by Borrower or Administrative Agent as may be necessary for Borrower and Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (v), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(c)    Upon the request of Administrative Agent, each Lender that is a “United States person” within the meaning of Section 7701(a)(3) of the Code shall deliver to Administrative Agent two duly-signed completed copies of United States Internal Revenue Service Form W-9. If such Lender fails to deliver such forms, then Administrative Agent may withhold from any interest payment to such Lender an amount equivalent to the applicable back-up withholding tax imposed by the Code, without reduction.
(d)    If any Tribunal asserts that Administrative Agent did not properly withhold or back-up withhold, as the case may be, any tax or other amount from payments made to or for the account of any Lender, such Lender shall indemnify Administrative Agent therefor, including all penalties and interest and costs and expenses (including attorneys’ fees) of Administrative Agent. The obligation of Lenders under this clause (c) shall survive the removal or replacement of a Lender, the payment of all Indebtedness and the resignation or replacement of Administrative Agent.
8.13    Further Assurances. Borrower will, upon Administrative Agent’s request (a) promptly correct any defect, error or omission in any Loan Document, (b) execute, acknowledge, deliver, procure, record or file such further instruments and do such further acts as Administrative Agent deems necessary, desirable or proper to carry out the purposes of the Loan Documents and to identify and subject to the liens and security interest of the Loan Documents any property intended to be covered thereby, (c) execute, acknowledge, deliver, procure, file or record any document or instrument Administrative Agent deems necessary, desirable or proper to protect the liens or the security interest under the Loan Documents against the rights or interests of third persons, and (d) provide such certificates, documents, reports, information, affidavits and other instruments and do such further acts reasonably deemed necessary, desirable or proper by Administrative Agent to comply with the requirements of any agency having jurisdiction over Administrative Agent. In addition, at any time, and from time to time, upon request by Administrative Agent or any Lender, Borrower will, at Borrower’s expense, provide any and all further instruments, certificates and other documents as may, in the reasonable opinion of Administrative Agent or such Lender, be necessary or desirable in order to verify Borrower’s identity and background in a manner satisfactory to Administrative Agent or such Lender.
8.14    Inducement to Lenders. The representations and warranties contained in this Agreement and the other Loan Documents (a) are made to induce Lenders to make the Loan and extend any other credit to or for the account of Borrower pursuant hereto, and Administrative Agent and Lenders are relying thereon and will continue to rely thereon, and (b) shall survive any draw under the Letter of Credit, or any proceedings under any Debtor Relief Law involving Borrower.
8.15    Forum. Each party to this Agreement hereby irrevocably submits generally and unconditionally for itself and in respect of its property to the jurisdiction of any state court or any United States federal court sitting in the State specified in Section 8.3 of this Agreement and to the jurisdiction of any state court or any United States federal court sitting in the state in which Borrower operates, over any suit, action or proceeding arising out of or relating to this Agreement or the Indebtedness. Each party to this Agreement hereby irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of venue in any such court and any claim that any such court is an inconvenient forum. Each party to this Agreement hereby agrees and consents that, in addition to any methods of service of process provided for under applicable Law, all service of process in any such suit, action or proceeding in any state court or any United States federal court sitting in the state specified in Section 8.3 may be made by certified or registered mail, return receipt requested, directed to such party at its address for notice stated in the Loan Documents, or at a subsequent address of which Administrative Agent received actual notice from such party in accordance with the Loan Documents, and service so made shall be complete five (5) days after the same shall have been so mailed. Nothing herein shall affect the right of Administrative Agent to serve process in any manner permitted by Law or limit the right of Administrative Agent to bring proceedings against any party in any other court or jurisdiction.
8.16    Interpretation. References to “Dollars,” “$,” “money,” “payments” or other similar financial or monetary terms are references to lawful money of the United States of America. References to Articles, Sections and Exhibits are, unless specified otherwise, references to articles, sections and exhibits of this Agreement. Words of any gender shall include each other gender. Words in the singular shall include the plural and words in the plural shall include the singular. References to Borrower shall mean each person comprising the same, jointly and severally. The words “herein,” “hereof,” “hereunder” and other similar compounds of the word “here” shall refer to this entire Agreement (including the attached exhibits) and not to any particular Article, Section, paragraph or provision. The words “include” and “including” shall be interpreted as if followed by the words “without limitation.” Captions and headings in the Loan Documents are for convenience only and shall not affect the construction of the Loan Documents. The term “person” shall include firms, associations, partnerships (including limited partnerships and limited liability partnerships), joint ventures, trusts, corporations, limited liability companies and other legal entities, including public or governmental bodies, agencies or instrumentalities, as well as natural persons.
8.17    No Partnership, etc. The relationship between Lenders (including Administrative Agent) and Borrower is solely that of lender and borrower. Neither Administrative Agent nor any Lender has any fiduciary or other special relationship with or duty to Borrower and none is created by the Loan Documents. Nothing contained in the Loan Documents, and no action taken or omitted pursuant to the Loan Documents, is intended or shall be construed to create any partnership, joint venture, association or special relationship between Borrower and Administrative Agent or any Lender or in any way to make Administrative Agent or any Lender a co‑principal with Borrower. In no event shall the rights and interests of Administrative Agent or Lenders under the Loan Documents be construed to give Administrative Agent or any Lender the right to control, or be deemed to indicate that Administrative Agent or any Lender is in control of, the business, properties, management or operations of Borrower.
8.18    Records. The unpaid amount of the Loan and the amount of any other credit extended by Administrative Agent or Lenders to or for the account of Borrower set forth on the books and records of Administrative Agent shall be presumptive evidence of the amount thereof owing and unpaid, but failure to record any such amount on Administrative Agent’s books and records shall not limit or affect the obligations of Borrower under the Loan Documents to make payments on the Loan when due.
8.19    USA Patriot Act Notice. Each Lender and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender or Administrative Agent, as applicable, to identify Borrower in accordance with the Act.
8.20    Entire Agreement. The Loan Documents constitute the entire understanding and agreement between and among Borrower, Administrative Agent and Lenders with respect to the transactions arising in connection with the Loan, and supersede all prior written or oral understandings and agreements between and among Borrower, Administrative Agent and Lenders with respect to the matters addressed in the Loan Documents. In particular, and without limitation, the terms of any commitment letter, letter of intent or quote letter by Administrative Agent or any Lender to make the Loan are merged into the Loan Documents. Neither Administrative Agent nor any Lender has made any commitments to extend the term of the Loan past the stated Maturity Date or to provide Borrower with financing except as set forth in the Loan Documents. Except as incorporated in writing into the Loan Documents, there are not, and were not, and no persons are or were authorized by Administrative Agent or any Lender to make, any representations, understandings, stipulations, agreements or promises, oral or written, with respect to the matters addressed in the Loan Documents.
THE WRITTEN LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

(Signatures appear on the following pages)

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

KUKUIʻULA VILLAGE LLC, a Delaware limited liability company

By: KKV Management LLC, a Hawaii limited liability company, its Manager

   By: A & B Properties, Inc., a Hawaii corporation, its Manager

      By __/ s / Paul W. Hallin_________
Name: Paul W. Hallin
Its: Executive Vice President

By   / s / Alyson J. Nakamura__
Name: Alyson J. Nakamura
Its: Secretary

Borrower’s Address for Notices:
Kukui‘ula Village LLC
c/o A & B Properties, Inc.
822 Bishop Street
Honolulu, Hawaii 96813
Attention: Paul K. Ito
Telephone: (808) 525-8415
Telecopier: (808) 525-6651
Electronic Mail: pito@abinc.com

The Federal Tax Identification Number of Borrower: 26-0535997

Signature Page to Term Loan Agreement

BANK OF AMERICA, N.A., as Administrative Agent

By: / s / Krista Knutson
Name: Krista Knutson
Title: Vice President

Signature Page to Term Loan Agreement

BANK OF AMERICA, N.A., as a Lender By: / s / Krista Knutson Name: Krista Knutson Title: Vice President

Signature Page to Term Loan Agreement

EXHIBIT A
DEFINITIONS
As used in this Agreement and the attached exhibits, the following terms shall have the following meanings:
“30-Day LIBOR Rate” means, for a period of one month, a rate of interest per annum equal to (a) LIBOR, as published by Reuters (or other commercially available source providing quotations of LIBOR as selected by Administrative Agent from time to time) as determined at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to the commencement of such period for U.S. Dollar deposits being delivered in the London interbank eurodollar market for a term of one (1) month commencing that day, or (b) if such published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the date of determination in same day funds in the approximate amount of the Loan being made or maintained, as applicable, and with a term equal to one (1) month would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination, in each case for the period (i) commencing on the date on which Borrower elects to enter into a Swap Contract with a Swap Counterparty through and including the last day of the calendar month in which such Swap Contract is entered into and (ii) with respect to each calendar month thereafter, on the first day of each calendar month through the end of such calendar month; provided that if such calendar month begins on a day that is not a Business Day, LIBOR for such month shall be LIBOR determined as of the next preceding Business Day.
“Administrative Agent” means Bank of America, N.A., in its capacity as administrative agent under any of the Loan Documents, or any successor administrative agent.
“Administrative Agent Advances” means advances as set forth in Section 2.10 of this Agreement.
“Administrative Agent’s Office” means Administrative Agent’s address and, as appropriate, account as set forth on the Schedule of Lenders, or such other address or account as Administrative Agent hereafter may designate by written notice to Borrower and Lenders.
“Administrative Agent’s Time” means Pacific Standard Time.
“Affiliate” means any person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under direct or indirect common control with, another person. A person shall be deemed to be “controlled by” any other person if such other person possesses, directly or indirectly, power (a) to vote 10% or more of the securities (on a fully diluted basis) having ordinary voting power for the election of directors or managing general partners or the equivalent; or (b) to direct or cause the direction of the management and policies of such person whether by contract or otherwise.
“Agent-Related Persons” means Administrative Agent, together with its Affiliates, and the officers, directors, employees, agents and attorneys-in-fact of such persons and Affiliates.
“Aggregate Commitments” means the Commitments of all Lenders.
“Agreement” has the meaning set forth in the introductory paragraph of this Agreement, and includes all exhibits attached hereto and referenced in Section 1.1.

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“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Lender.
“Assignment and Assumption” means an Assignment and Assumption substantially in the form of Exhibit D.
“Base Rate” means for any day a fluctuating rate per annum equal to the highest of (a) the Federal Funds Rate plus 1/2 of 1%, (b) the Prime Rate and (c) the LIBOR Daily Floating Rate plus 1.00%.
“Borrower” has the meaning set forth in the introductory paragraph of this Agreement.
“Business Day” means a day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where Administrative Agent’s Office is located.
“Closing Checklist” means that certain Closing Requirements and Checklist setting forth the conditions for closing the Loan.
“Commitment” means, as to each Lender, its obligation to advance its Pro Rata Share of the Loan in an aggregate principal amount not exceeding the amount set forth opposite such Lender’s name on the Schedule of Lenders at any one time outstanding, as such amount may be adjusted from time to time in accordance with this Agreement.
“Debtor Relief Law” means the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.
“Default” has the meaning set forth in Section 5.1 of this Agreement.
“Defaulting Lender” means a Lender that fails to pay its Pro Rata Share of a Payment Amount within five (5) Business Days after notice from Administrative Agent, until such Lender cures such failure as permitted in this Agreement.
“Defaulting Lender Amount” means the Defaulting Lender’s Pro Rata Share of a Payment Amount.
“Defaulting Lender Payment Amount” means a Defaulting Lender Amount plus interest from the date such Defaulting Lender Amount was funded by Administrative Agent and/or an Electing Lender, as applicable, to the date such amount is repaid to Administrative Agent and/or such Electing Lender, as applicable, at the rate per annum applicable to such Defaulting Lender Amount under the Loan or otherwise at the Base Rate.
“Effective Date” means the date all conditions on Exhibit B are either satisfied or waived by Administrative Agent.
“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund, and (d) any other person (other than a natural person) approved by Administrative Agent and, unless a Default has occurred and is continuing, Borrower (each such approval not to be unreasonably withheld or delayed).
“ERISA” has the meaning set forth in Section 3.6 of this Agreement.

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“FATCA” means Sections 1471 through 1474 of the Internal Revenue Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Internal Revenue Code.
“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank on the Business Day next succeeding such day; provided that (a) if such day is not a Business Day, the Federal Funds Rate for that day shall be the rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on the next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upwards to the next higher 1/100 of 1%) charged to Bank of America, N.A. on such day on such transactions as determined by Administrative Agent.
“Financial Statements” means, for each Reporting Party other than an individual, a balance sheet, income statement, statements of cash flow, a statement of changes in equity, and unless Administrative Agent otherwise consents, consolidated and consolidating statements if the Reporting Party is a holding company or a parent of a subsidiary entity.
“Fund” means any person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial real estate loans and similar extensions of credit in the ordinary course of its business.
“Indebtedness” means any and all indebtedness to Administrative Agent and/or Lenders evidenced, governed or secured by, or arising under, any of the Loan Documents, including the Loan.
“Indemnified Liabilities” has the meaning set forth in Section 8.2.
“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended.
“Laws” means all constitutions, treaties, statutes, laws, ordinances, regulations, rules, orders, writs, injunctions, or decrees of the United States of America, any state or commonwealth, any municipality, any foreign country, any territory or possession, or any Tribunal.
“Lender” means each lender from time to time party to this Agreement.
“Lending Office” means, as to any Lender, the office or offices of such Lender described as such on the Schedule of Lenders, or such other office or offices as such Lender may from time to time notify Borrower and Administrative Agent.
“Letter of Credit” as defined in Exhibit C attached hereto.
“LIBOR” means the British Bankers Association LIBOR Rate or the successor thereto if the British Bankers Association is no longer making a LIBOR rate available.
“LIBOR Daily Floating Rate” means, for any day, a fluctuating rate of interest per annum equal to (a) LIBOR, as published by Reuters (or other commercially available source providing quotations of LIBOR as selected by Administrative Agent from time to time) as determined at approximately 11:00 a.m., London time determined two (2) London Banking Days prior to such date for U.S. Dollar deposits being delivered in the London interbank eurodollar market for a term of one (1) month commencing that day, or (b) if such

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published rate is not available at such time for any reason, the rate per annum determined by Administrative Agent to be the rate at which deposits in U.S. Dollars for delivery on the date of determination in same day funds in the approximate amount of the Loan being made or maintained, as applicable, and with a term equal to one (1) month would be offered by Bank of America, N.A.’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.
“Loan” means the loan by Lenders to Borrower, in the maximum, aggregate principal amount equal to $9,372,583.00.
“Loan Documents” means this Agreement (including all exhibits), the Letter of Credit, the Note, any assignment of a Swap Contract, any guaranty, financing statements, and such other documents evidencing, securing or pertaining to the Loan as shall, from time to time, be executed and/or delivered by Borrower or any other party to Administrative Agent or any Lender pursuant to this Agreement, as they may be amended, modified, restated, replaced or supplemented from time to time.
“London Banking Day” means a day on which banks in London are open for business and dealing in offshore dollars.
“Material Adverse Effect” means: (a) a material adverse change in, or a material adverse effect upon, the Project, or the operations, business, properties, liabilities (actual or contingent), condition (financial or otherwise) of Borrower; provided, however, the fact that the transfer of equity in Borrower permitted under Section 3.8 has occurred, shall not constitute a Material Adverse Effect in and of itself; (b) a material impairment of the ability of Borrower to perform its obligations under any Loan Documents to which it is a party; or (c) a material adverse effect upon the legality, validity, binding effect or enforceability against any party to the Loan Documents of any such document or agreement to which it is a party.
“Maturity Date” means November 4, 2016.
“Notes” means the promissory notes executed by Borrower, pursuant to this Agreement, and payable to the order of each Lender in the amount of the Lender’s Commitment and collectively in the maximum principal amount of the Loan, substantially in the form of Exhibit E, as amended, modified, replaced, restated, extended or renewed from time to time.
“Obligations” means all liabilities, obligations, covenants and duties of, any party to a Loan Document arising under or otherwise with respect to any Loan Document, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest and fees that accrue after the commencement by or against any party to a Loan Document or any Affiliate thereof of any proceeding under any Debtor Relief Law naming such person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceedings.
“Payment Amount” means an Advance of the Loan, an unreimbursed Administrative Agent Advance, an unreimbursed Indemnified Liability or any other amount that a Lender is required to fund under this Agreement.
“Potential Default” means any condition or event which with the giving of notice or lapse of time or both would, unless cured or waived, become a Default.
“Prime Rate” means, on any day, the rate of interest per annum then most recently established by Administrative Agent as its “prime rate,” it being understood and agreed that such rate is set by Administrative

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Agent as a general reference rate of interest, taking into account such factors as Administrative Agent may deem appropriate, that it is not necessarily the lowest or best rate actually charged to any customer or a favored rate, that it may not correspond with future increases or decreases in interest rates charged by other lenders or market rates in general, and that Administrative Agent may make various business or other loans at rates of interest having no relationship to such rate. If Administrative Agent (including any subsequent Administrative Agent) ceases to exist or to establish or publish a prime rate from which the Prime Rate is then determined, the applicable variable rate from which the Prime Rate is determined thereafter shall be instead the prime rate reported in The Wall Street Journal (or the average prime rate if a high and a low prime rate are therein reported), and the Prime Rate shall change without notice with each change in such prime rate as of the date such change is reported.
“Principal Debt” means the aggregate unpaid principal balance of this Loan at the time in question.
“Pro Rata Share” means, with respect to each Lender at any time, a fraction expressed as a percentage, the numerator of which is the amount of the Commitment of such Lender at such time and the denominator of which is the amount of the Aggregate Commitments at such time or, if the Aggregate Commitments have been terminated, a fraction (expressed as a percentage, carried out to the ninth decimal place), the numerator of which is the total outstanding amount of all Indebtedness held by such Lender at such time and the denominator of which is the total outstanding amount of all Indebtedness at such time. The initial Pro Rata Share of each Lender named on the signature pages hereto is set forth opposite the name of that Lender on the Schedule of Lenders.
“Real Estate Loan” means the loan provided by certain lenders pursuant to the Real Estate Loan Agreement.
“Real Estate Loan Agreement” means the Real Estate Term Loan Agreement, dated of even date herewith, by Borrower, Kukui‘ula Development Company (Hawaii), LLC, a Hawaii limited liability company, Bank of America, N.A., as administrative agent, and certain other lenders, as amended, modified, restated, and renewed from time to time.
“Reporting Party” means each party for whom Financial Statements are required to be delivered to Lender.
“Reporting Period” means a specified period to which Financial Statements relate.
“Required Lenders” means as of any date of determination Lenders having at least 66-2/3% of the Aggregate Commitments or, if the Aggregate Commitments have been terminated, Lenders holding in the aggregate at least 66-2/3% of the total outstanding amount of all Indebtedness; provided that the Commitment of, and the portion of the total outstanding amount of all Indebtedness held by, any Defaulting Lender shall be excluded for purposes of making a determination of the Required Lenders.
“Schedule of Lenders” means the schedule of Lenders party to this Agreement as set forth on Exhibit F, as it may be modified from time to time in accordance with this Agreement.
“Subsidiary” means a corporation, partnership, joint venture, limited liability company or other business entity of which a majority of the shares of securities or other interests having ordinary voting power for the election of directors or other governing body (other than securities or interests having such power only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries.

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“Swap Contract” means any agreement, whether or not in writing, relating to any Swap Transaction, including, unless the context otherwise clearly requires, any agreement or contract that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute, and CFTC Regulation 1.3(xxx), any form of master agreement published by the International Swaps and Derivatives Association, Inc., and any other master agreement (any such master agreement, together with any related schedules, as amended, restated, extended, supplemented or otherwise modified in writing from time to time, a “Master Agreement”), entered into prior to the date hereof or any time after the date hereof, between Swap Counterparty and Borrower (or its Affiliate), together with any related schedule and confirmation, as amended, supplemented, superseded or replaced from time to time.
“Swap Counterparty” means Administrative Agent, any Lender, or an Affiliate of Administrative Agent or Lender, in its capacity as counterparty under any Swap Contract.
“Swap Transactions” means (a) any and all rate swap transactions, basis swaps, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, or (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any Master Agreement, including any such obligations or liabilities under any Master Agreement.
“Taxes” means all taxes, assessments, fees, levies, imposts, duties, deductions, withholdings, or other charges of any nature whatsoever from time to time or at any time imposed by any Law or Tribunal, including any such Taxes as defined and described in Section 2.8.
“Tribunal” means any state, commonwealth, federal, foreign, territorial or other court or governmental department, commission, board, bureau, district, authority, agency, central bank, or instrumentality, or any arbitration authority.

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